Exhibit 99.1

MCEWEN MINING REPORTS 2017 FULL YEAR AND Q4 PRODUCTION RESULTS

TORONTO, Jan. 15, 2018 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) reports annual consolidated production in 2017 was 109,947 gold ounces and 3,178,742 silver ounces, or 152,329 gold equivalent ounces(1), at a gold to silver ratio of 75:1.

2017 Consolidated Production Summary

	Guidance	2017	Q1	Q2	Q3	Q4
Gold ounces	109,500	109,947	20,096	22,191	19,051	48,609
Silver ounces	3,337,000	3,178,742	722,767	779,487	749,749	926,739
Gold Eq. ounces	154,000	152,329	29,733	32,584	29,047	60,965

Q4 2017 Highlights

•                  El Gallo achieved production of 19,893 gold equivalent ounces in Q4, successfully recuperating lost production due to equipment failure in July.

•                  Black Fox had a good first quarter after the transition to MUX ownership, producing 14,279 gold equivalent ounces.

•                  Funding for a $10 million exploration program in the Timmins region, focusing on the Black Fox Complex.

El Gallo Mine, Mexico

Production in 2017 was 46,694 gold equivalent ounces, compared to 55,266 gold equivalent ounces in 2016. The mine overcame a production shortfall stemming from a serious mechanical crusher failure at the end of July to achieve 93% of our annual guidance.

In Q4, the mine produced 19,893 gold equivalent ounces, compared to 7,676 gold equivalent ounces during same period in 2016. Production in Q4 was higher as a result of increased crushing capacity, readily available stockpile of ore from previous quarters, and access to higher-grade portions of the orebody.

Black Fox Mine, Canada

MUX closed the purchase of the Black Fox Complex on October 6, 2017. During Q4, the mine produced 14,279 gold equivalent ounces from 79,046 tonnes processed at a grade of 6.47 gpt gold. These results are in-line with our production expectations set forth during the acquisition.

San José Mine, Argentina (49%(2))

Our attributable production from San José in 2017 was 49,233 gold ounces and 3,159,352 silver ounces, for a total of 91,356 gold equivalent ounces. Compared to 2016, gold production was up 6% and silver production was down 4%.

In Q4, attributable production was 14,528 gold ounces and 919,898 silver ounces, for a total of 26,793 gold equivalent ounces.

Return of Capital

The semi-annual return of capital of ½ cent per share will be paid on February 14th, 2018 to shareholders of record as of the close of business on February 2rd, 2018. It will be paid to common shareholders of McEwen Mining Inc. from additional paid-in capital. For shareholders in the US and Canada, return of capital is generally not taxed, however we recommend you to obtain advice from a tax professional familiar with your specific situation.

Financial Results

Operating costs for the quarter ended December 31, 2017 will be released with our 10-K Annual Financial Statements in late February 2018.

Footnotes:

(1)         ‘Gold Equivalent Ounces’ are calculated based on a 75:1 gold to silver ratio.

(2)         The San José Mine is 49% owned by McEwen Mining Inc. and 51% owned and operated by Hochschild Mining plc.

ABOUT MCEWEN MINING

McEwen has the goal to qualify for inclusion in the S&P 500 Index by creating a profitable gold and silver producer focused in the Americas. McEwen’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest), the El Gallo Gold mine and El Gallo Silver project in Mexico, the Black Fox mine in Timmins, Canada, the Gold Bar future mine in Nevada, and the Los Azules copper project in Argentina.

McEwen has a total of 337 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 24% of McEwen.

RELIABILITY OF INFORMATION REGARDING THE SAN JOSÉ MINE

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

TECHNICAL INFORMATION

The technical contents of this news release has been reviewed and approved by Nathan M. Stubina, Ph.D., P.Eng., FCIM, Managing Director and a Qualified Person as defined by Canadian Securities Administrator National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results including, but not limited to, the closing of the Offering and the use of proceeds thereof. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks related to fluctuations in mine production rates, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu Investor Relations (647)-258-0395 ext 320 info@mcewenmining.com	Website: www.mcewenmining.com Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	150 King Street West Suite 2800, P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 (866)-441-0690